Exhibit 3.69
SIG COMBIBLOC DO BRASIL LTDA.
CNPJ/MF No. 01.861.489/0001-59
NIRE 35.214.397.342
FORTY-SECOND AMENDMENT AND CONSOLIDATION OF THE
ARTICLES OF ASSOCIATION DATED AUGUST 1ST, 2011
By this private instrument,
SIG AUSTRIA HOLDING GMBH, a company incorporated and existing under the laws of Austria, with head offices at AT-5760 Saalfelden, Industriestrasse, Landesgericht Salzburg, FN No. 236071, Austria, enrolled with the Corporate Taxpayers’ Registry of the Ministry of Finance (“CNPJ/MF”) under No. 08.539.051/0001-06, herein represented by its attorney-in-fact, Mrs. Edimara Iansen Wieczorek, Brazilian citizen, lawyer, enrolled with the Brazilian Bar Association (Ordem dos Advogados do Brasil — OAB), Section of São Paulo, under No. 193216-A, bearer of the Identity Card RG No. 3.079.670-5 SSP-PR and enrolled with the Individual Taxpayers’ Registry of the Ministry of Finance (“CPF/MF”) under No. 437.718.239-00, with offices in the City of Campinas, State of São Paulo, at Av. Dr. José Bonifácio Coutinho Nogueira, 150, pursuant to the power of attorney hereto attached; and
SIG COMBIBLOC S.A., a company incorporated and existing under the laws of Spain, with head offices at Avenida Doctor Severo Ochoa, 47, Alcobentas, Madrid, Spain, enrolled with the CNPJ/MF under No. 05.595.950/0001-20, herein represented by its attorney-in-fact, Mrs. Edimara Iansen Wieczorek, particulars above, pursuant to the power-of-attorney hereto attached;
as quotaholders representing the totality of the capital stock of SIG COMBIBLOC DO BRASIL LTDA., a limited liability company (sociedade limitada) with head offices in the City of São Paulo, State of São Paulo, at Rua Chedid Jafet, 222, B Tower, block 42 of Edifício Millenium Office Park, District of Vila Olímpia, ZIP Code 04551-065, enrolled with the CNPJ/MF under No. 01.861.489/0001-59, with its corporate documents duly registered before the Commercial Registry of the State of Sao Paulo

(Junta Comercial do Estado de São Paulo) under NIRE 35.214.397.342 (the “Company”), have decided, unanimously, to amend the articles of association of the Company as follows:
I. Amendment to the articles of association.
I.1 Withdrawal of manager: It is hereby established that Mrs. EDIMARA IANSEN WIECZOREK, Brazilian citizen, lawyer, enrolled with the Brazilian Bar Association (Ordem dos Advogados do Brasil), Section of Sao Paulo, under No. 193.216, bearer of Identity Card RG No. 3.079.670-5 SSP-PR and enrolled with the CPF/MF under No. 437.718.239-00, with offices in the City of Campinas, State of São Paulo, at Avenida Dr. José Bonifácio Nogueira, 150, has withdrawn from her duties as Manager of the Company, as of this date.
I.2 Appointment of new manager: It is hereby established that Mr. LUTZ KNUT BRAUNE, who is not a quotaholder of the Company, German citizen, married, businessman, bearer of Identity Card for foreign citizens RNE No. V727783-5 — DPF, enrolled with the CPF/MF under No. 011.927.199-05, resident and domiciled in the City of Campo Largo, State of Paraná, at Rodovia BR-277, km 120.4, No. 3811, District of Guabiroba, ZIP Code 83605-420, is appointed as member of the management of the Company for the position of Industrial Officer.
I.3 Clearance Certificate: The manager who is not a quotaholder and the lawyer appointed in item I.7 below represent, under the penalties of law and, pursuant to article 1,011, first paragraph of the Brazilian Civil Code, that they are not prevented, by special law, from managing the company, and have not been convicted, or are under the effects of a court conviction that would prevent them, even temporarily, from holding public positions; neither have been convicted of bankruptcy-related crimes, malfeasance, white-collar crimes or bribery, graft, embezzlement; or crimes against the public welfare, against the national financial system, against the defense of competition, against consumer relations, public faith or property.
I.4 Due to the resignation of Mrs. EDIMARA IANSEN WIECZOREK and the admission of a new manager, the Company shall be managed by Mr. RICARDO

LANÇA RODRIGUEZ and ANTONIO LUIZ TAFNER FERREIRA, previously appointed for the positions of managers of the Company, as well as by Mr. LUTZ KNUT BRAUNE, hereby appointed.
I.5 Closing of branch (CNPJ/MF No. 01.861.489/0006-63): Additionally, the quotaholders decide to close the branch located in the City of Campo Largo, State of Paraná, at Rua Gonçalves Dias, No. 1189, room 21, Downtown, ZIP Code 83601-130, enrolled with the CNPJ/MF under the No. 01.861.489/0006-63. Such branch carried out the same activities performed by the head offices, especially: (i) purchase, sale, manufacturing and industrialization of packaging materials and packages; (ii) rendering of services related to the installation, technical assistance, maintenance, repairs and reconditioning of filling and/or packaging equipments; and (iii) training on how to use such equipments and other related packaging materials.
I.6 Details of the activities performed by the Company’s branches: The quotaholders hereby decide, without prejudice of the activities performed by the head offices, to specify the main activities to be performed in each of the branches of the Company, in accordance with the new wording of the Clause 1 below:
“CLAUSE 1 — NAME AND HEAD OFFICES

The Company shall act in this and in other areas of the country under the name “SIG COMBIBLOC DO BRASIL LTDA.” and shall be governed by the present Articles of Association, by the laws applicable to limited liability companies (“sociedades limitadas”) and, in their omission, by the by the laws applicable to corporations (“sociedades anônimas”).

First paragraph: The Company has its head offices in the City of São Paulo, State of São Paulo, at Rua Chedid Jafet, 222, B Tower, block 42, Edifício Millenium Office Park.

Second paragraph: The Company has branches in the following addresses:

a)	Calle Montevideu, 1,012, 4th floor, Oficina G, City of Buenos Aires, Republic of Argentina;

b)	Rua Augusto Léguia Norte, 100, Dept. 309, City of Santiago, Republic of Chile;

c)	Avenida Tocantins, 630, Module 7, Condominium Empresarial Múltiplo Tocantins, City of Barueri, State of São Paulo, ZIP Code 06455-020, enrolled with the CNPJ/MF under No. 01.861.489/0003-10, with allocated capital of one thousand Brazilian Reais (R$1,000.00); that shall perform, the following main activities among those performed by the head offices: (i) import and export of parts and pieces of machines and equipments for bottling; (ii) deposit of related packaging materials and package, of food products in general; as well as (iii) the rendering of services related to the installation , technical assistance, maintenance, repairs and reconditioning of bottling, filling and/or packaging equipments and machines,.

d)	Rodovia BR-277, km 120.4, 3,811, District of Guabiroba, City of Campo Largo, State of Paraná, ZIP Code 83605-420, enrolled with the CNPJ/MF under No. 01.861.489/0004-00, with allocated capital of one thousand Brazilian Reais (R$1,000.00) that shall perform the same activities performed by the head officesas well as the main activity of: (i) the production, manufacturing, distribution, sale and purchase, package, repackage, deposit, export, import, dispatch and transport of package and packaging materials as well as the import and export of any raw materials or goods related to these activities as, for example: (ii) to import, purchase, sale, lease and rent machines and equipments for bottling, filling and/or packaging, and (iii) training on how to use such equipments and the packaging and related materials.

e)	Rua Vico Costa,399, pavilion “Q”, room 01, Distrito Industrial, City of Caxias do Sul, State of Rio Grande do Sul, ZIP Code 95112-095, enrolled with the CNPJ/MF under No. 01.861.489/0005-82, with allocated capital of one thousand Reais (R$1,000.00) that shall perform the same activities performed by the head offices, especially: (i) import and export of packaging materials and packages; and (ii) purchase, sale, distribution and deposit of related packaging materials and package as well as of food products in general.
Sole Paragraph

The Company may open or close branches of any kind, in any part of the Brazilian territory or abroad.”
I.7 Appointment of the Company’s attorney-in-fact: The quotaholders hereby appoint as attorney-in-fact and as a lawyer of the Company, Mr. Darci Bet, Brazilian citizen, lawyer, enrolled with Brazilian Bar Association (Ordem dos Advogados do Brasil — OAB), Section of São Paulo, under the No. 119.864, bearer of the Identity Card RG No. 10.617.735-7 SSP-SP and enrolled with the CPF/MF under No. 006.237.028-60, with offices in the City of São Paulo, State of São Paulo, at Rua Chedid Jafet, 222, B tower, block 42, Edifício Millennium Office Park, District of Vila Olímpia, ZIP Code 04551-065, with powers of the “ad judicia et extra” clause in order to defend the rights and interests of the Company in general before any Court and in every level of jurisdiction. The attorney-in-fact appointed herein has power to file injunction (Mandado de Segurança), to transact, waive, , receive and give acquittance, take an oath and render explanationsrepresent the Company before federal, state and municipal public bodies, governmental agencies (autarquias), offering defenses and appeals in administrative procedures, to be aware of decisions, being able to delegate powers, in whole or in part.
I.8 At last, the quotaholders decide to update the limits of the powers of the managers and the list of acts that require the previous approval of the majority quotaholder, according to the wording of the articles of association consolidated below.
2. Consolidation.
2.1 Considering the amendment described above, the quotaholders decide to consolidate the Company’s Articles of Association, so that it shall henceforth read as follows:
“ARTICLES OF ASSOCIATION OF SIG COMBIBLOC DO BRASIL LTDA.
CNPJ/MF No. 01.861.489/0001-59
NIRE 35.214.397.342
CLAUSE 1 — NAME AND HEAD OFFICES
The Company shall act in this and in other areas of the country under the name “SIG COMBIBLOC DO BRASIL LTDA.” and shall be governed by the present Articles of Association, by the laws applicable to limited liability companies (“sociedades limitadas”) and, in their omission, by the by the laws applicable to corporations (“sociedades anônimas”).
First paragraph
The Company has its head offices in of the City of São Paulo, State of São Paulo, at Rua Chedid Jafet, 222, B Tower, block 42, Edifício Millenium Office Park.
Second paragraph
The Company has branches in the following addresses:
a)	Calle Montevideu, 1,012, 4th floor, Oficina G, City Buenos Aires, Republic of Argentina;

b)	Rua Augusto Léguia Norte, 100, Dept. 309, City Santiago, Republic of Chile;

c)	Avenida Tocantins, 630, Module 7, Condominium Empresarial Múltiplo Tocantins, City of Barueri, State of São Paulo, ZIP Code 06455-020, enrolled with the CNPJ/MF under No. 01.861.489/0003-10, with allocated capital of one thousand Brazilian Reais (R$1,000.00); that shall perform, the following main activities among those performed by the head offices: (i) import and export of parts and pieces of machines and equipments for bottling; (ii) deposit of related packaging materials and package; of food products in general; as well as (iii) the rendering of services related to the installation, technical assistance, maintenance, repairs and reconditioning of bottling, filling and/or packaging equipments and machines.

d)	Rodovia BR-277, km 120.4, 3,811, District of Guabiroba, City of Campo Largo, State of Paraná, ZIP Code 83605-420, enrolled with the CNPJ/MF under No. 01.861.489/0004-00, with allocated capital of one thousand Brazilian Reais (R$1,000.00) that shall perform the same activities performed by the head offices as well as the main activity of: (i) the production, manufacturing, distribution, sale and purchase, package, repackage, deposit, export, import, dispatch and transport of package and packaging materials as well as the import and export of any raw materials or goods related to these activities as, for example: (ii) to import, purchase, sale, lease and rent machines and equipments for bottling, filling and/or packaging, and (iii) training on how to use such equipments and packaging and related materials.

e)	Rua Vico Costa, 399, pavilion “Q”, room 01, Distrito Industrial, City of Caxias do Sul, State of Rio Grande do Sul, ZIP Code 95112-095, enrolled with the CNPJ/MF under No. 01.861.489/0005-82, with allocated capital of one thousand Reais (R$1,000.00) that shall perform the same activities performed by the head offices, especially: (i) import and export of packaging materials and packages; and (ii) purchase, sale, distribution and deposit of related packaging materials and package as well as of food products in general.
Third Paragraph
The Company may open or close branches of any kind, in any part of the Brazilian territory or abroad.

CLAUSE 2 — CORPORATE PURPOSE
The corporate purpose of the company is:
a)	purchase, sale and lease of packaging and/or filling equipments;

b)	services related to the installation, technical assistance, maintenance, repairs and reconditioning of the packaging and/or filling equipments;

c)	purchase, sale, manufacturing, industrialization, distribution and deposit of related packaging materials and packages;

d)	rendering of services of technical assistance, maintenance and training on how to operate the filling and/or packaging equipments as well as on how to handle the related packaging materials and packages;

e)	import and export of packaging and/or filling equipments, related packaging materials and packages as well as food products in general;

f)	execution and performance, in general, of all types of activities and agreements, civil or commercial, related to the Company’s corporate activities;

g)	representation services for both Brazilian and foreign companies; and

h)	participation in the corporate capital of other companies, civil or commercial, as shareholder and/or quotaholder.
CLAUSE 3 — TERM OF DURATION
The Company shall have an indefinite term of duration.
CLAUSE 4 — CAPITAL STOCK
The capital stock is of one hundred and eighty million, five hundred and seventy three thousand, nine hundred and sixty two Reais (R$180,573,962.00), divided into one hundred and eighty million, five hundred and seventy three thousand, nine hundred and sixty two (180,573,962) quotas, with a par value of one Real (R$1.00) each, distributed between the quotaholders as follows:

Quotaholder	Number of quotas	Value (R$)	Participation
SIG Austria Holding GmbH	180,573,961	180,573,961.00	99.99%
SIG Combibloc S.A.	1	1.00	0.01%

Total	180,573,962	180,573,962.00	100.0%
First Paragraph
The fully paid-up capital stock, in Brazilian national currency, is of one hundred and eighty million, five hundred and seventy three thousand, nine hundred and sixty two Reais (R$180,573,962.00)
Second Paragraph
The liability of each of the quotaholders, pursuant to article 1,052 of Law No. 10,406 of January 10, 2002 (Brazilian Civil Code), shall be limited to the value of their quotas, but all quotaholders shall be jointly and severally liable for fully paying-up the capital stock.
Third Paragraph
In the event of a capital increase, the quotaholders shall have preemptive rights to subscribe to new quotas, proportionally to their participation in the capital stock.
Fourth Paragraph
The totality of quotas held by SIG Austria Holding GmbH are pledged in favor of The Bank of New York Mellon, acting in favor of the beneficiaries, pursuant to the terms and conditions of the Quota Pledge Agreement entered into by and amongst SIG Austria Holding GmbH, SIG Combibloc do Brasil Ltda. and The Bank of New York Mellon on March 30, 2010.

CLAUSE 5 — PRIOR CONSENT
No quotaholder may sell, transfer or encumber its quotas or preemptive rights to acquire new quotas, without prior written and express consent of the quotaholder who holds the majority of the capital stock.
CLAUSE 6 — MANAGEMENT
The Company, which may be managed by quotaholders or non-quotaholders, is managed and represented by:
a)	RICARDO LANÇA RODRIGUEZ, Brazilian citizen, married, bearer of identity card RG No. 21.461.698 and enrolled with the CPF/MF under No. 072.442.708-28, resident and domiciled in the City of São Paulo, State of São Paulo, with offices at Rua Chedid Jafet, 222, B Tower, block 42, Edifício Millenium Office Park, Vila Olímpia, ZIP Code 04551-065, with the title of Executive Officer;

b)	ANTONIO LUIZ TAFNER FERREIRA, Brazilian citizen, married, economist, bearer of identity card RG No. 14.188.047-8 and enrolled with the CPF/MF under No. 051.867.608-03, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Chedid Jafet, 222, B Tower, block 42, Edifício Millenium Office Park, Vila Olímpia, ZIP Code 04551-065, with the title of Regional Financial Officer; and

b)	LUTZ KNUT BRAUNE, German citizen, married, business manager, bearer of Identity Card for Foreigners RNE No. V727783-5 — DPF, enrolled with the CPF/MF under No. 011.927.199-05, resident and domiciled in the City of Campo Largo, State of Paraná, at Rodovia BR-277, km 120.4, No. 3811, District of Guabiroba, ZIP Code 83605-420, with the title of Industrial Officer.

First Paragraph
The Managers represent that, pursuant to article 1,011, first paragraph of the Brazilian Civil Code, that they are not impeded by special law from managing the Company, and have not been convicted of any crime which would prevent them, even temporarily, from holding public positions; neither have the Managers been convicted of bankruptcy-related crimes, malfeasance, white-collar crimes or bribery, graft, embezzlement; or crimes against the public welfare, against the national financial system, against the defense of competition, against consumer relations, public faith or property.
CLAUSE 7 — SPECIFIC DUTIES OF THE MANAGEMENT
Subject to the restrictions set forth in the clauses below, the Managers of the company, other than the rights and attributions inherent to their offices, shall also have the following powers and attributions:
a)	use of the corporate name and represent the Company as plaintiff or defendant in or out the Courts, manage, survey and coordinate all businesses and activities of the Company, as well as perform any acts necessary for the ordinary course of the Company’s business, undertaking all responsibilities within the scope of the powers authorized by the present Articles of Association;

b)	survey, guide and coordinate the employees’ activities, establishing each of their duties within their sector;

c)	ascertain that all decisions taken by the quotaholders are complied with, and keep the quotaholders informed of all the business and activities of the Company; and

d)	summon and preside internal meetings of the Company.
First Paragraph
Subject to the restrictions set forth herein, the attorneys-in-fact of the Company shall seek guidance from the Managers and shall cooperate and assist them in managing the

Company’s business by performing the activities assigned to them within the limits provided in the laws and in these Articles of Association.
CLAUSE 8 — GENERAL RULES FOR THE REPRESENTATION OF THE COMPANY
The Executive Officer, the Regional Financial Officer and the Industrial Officer, within the limits provided by the law and the present Articles of Association, shall represent the Company in accordance with the following rules:
a)	the Executive Officer, the Regional Financial Officer, the Industrial Officer or any attorney-in-fact appointed by them, may act individually, within their powers and duties, as set forth herein, when performing routine acts and simple correspondences, and when representing the Company before public bodies or in any administrative proceeding;

b)	the joint signature of the two managers or two attorneys-in-fact shall be necessary for all acts, documents or agreements, public or private, that involve responsibilities of the Company, including the issuance of checks and instruments of credit of any nature, issuance of trade acceptance bills, endorsements of charge, endorsements for the deposits of checks on behalf of the Company, as well as the disbursement of any of the Company’s funds, except those with an amount equal to or greater than the equivalent in Brazilian national currency of three hundred thousand Euros (€300,000.00), in which case it will be necessary the joint signature of two managers or one attorney-in-fact jointly with one manager or with a attorney-in-fact appointed by the manager. This requirement is not applicable to acts related to transactions between companies that belong to SIG Group.

c)	all powers-of-attorney shall be granted by the Executive Officer or by the Regional Financial Officer individually. All powers-of-attorney shall be granted with special purposes, definite term of validity, being regarded that the substitution is expressly forbidden except regarding the powers-of-attorney “ad judicia” that may granted by an indeterminate term and include the power of substitution.

d)	any manager may delegate, in specific cases and for a definite term, powers to any attorney-in-fact as well as authorize him to sign separately on behalf of the Company.
First Paragraph
The quotaholders hereby appoint as attorney-in-fact and as a lawyer of the Company, Mr. Darci Bet, Brazilian citizen, lawyer, enrolled with Brazilian Bar Association (Ordem dos Advogados do Brasil - OAB), Section of São Paulo, under the No. 119.864, bearer of the Identity Card RG No. 10.617.735-7 SSP-SP and enrolled with CPF/MF under No. 006.237.028-60, with offices in the City of São Paulo, State of São Paulo, at Rua Chedid Jafet, 222, B tower, block 42, Edifício Millennium Office Park, District of Vila Olímpia, ZIP Code 04551-065, with powers of the “ad judicia et extra” clause in order to defend the rights and interests of the Company in general before any Court and in every level of jurisdiction, being regarded that the attorney appointed herein may to file injunction (Mandado de Segurança), to transact, waive, receive and give acquaintance, take oaths and render explanations, represent the Company before federal, state and municipal public bodies, governmental agencies (autarquias), offering defenses and appeals in administrative procedures, to be aware of decisions, being able to delegate powers, in whole or in part.
Second Paragraph
The managers and the attorneys-in-fact are strictly forbidden to undertake any obligations which are not related to the Company’s corporate purpose, as well as to grant guarantees, sureties or collaterals, or use the name of the Company in any other guarantee which may be granted in favor of third parties or to the quotaholders themselves, unless such acts have been previously authorized by quotaholders. Such acts, when in violation of the restrictions described above, shall be null and void and shall not produce any effect in relation to the Company and to the quotaholders.

CLAUSE 9 — ACTS SUBJECT TO PRIOR APPROVAL OF THE QUOTAHOLDERS
The following matters and acts of the Managers or any authorized attorney-in-fact are subject to prior written consent from the quotaholder who holds the majority of the capital stock:
a)	hiring and substituting the accounting firm;

b)	approval of the Company’s financial statements, whether annually, per semester or a shorter period of time;

c)	execution of the following acts:
(1)	acquisition, disposition or encumbrance of any real estate property or fixed assets which individual value in each case exceeds the equivalent amount in Brazilian national currency of one hundred thousand Euros (€100,000.00);

(2)	signing of public or private documents and agreements that may result in responsibility or obligations to the Company, in an annual amount exceeding the equivalent in Brazilian national currency of three hundred thousand Euros (€300,000.00), per transaction, being its breakdown forbidden. The restriction set forth herein does not apply to transactions amongst companies belonging to the SIG Group as well as is not applicable to documents, agreements and transactions of leasing and rendering of technical services related to the Lines of Bottling/Filling and the supplying of packages and related directly to the activities of the Company;

(3)	entering into loan agreements with third parties or granting loans using the Company’s funds, provided, however, that such restrictions shall not be applicable when granting credits to the Company’s clients, during the ordinary course of the corporate activities;

(4)	granting of sureties, pledges or other guarantees in favor of third parties, except (i) when resulting from the commercial activities of the Company, strictly bound to the corporate purpose and (ii) the transactions related to the lease of real estate properties with residential purposes for the employees of the SIG Group in a monthly amount that shall not exceed the equivalent in Brazilian national currency of five thousand Euros (€5,000.00);

(5)	purchase and sale of participation in the capital stock of other companies, businesses or any other enterprise of any nature, civil or commercial, in Brazil or abroad, as shareholder or quotaholder;

(6)	corporate reorganizations, mergers, takeovers, spin-offs or liquidations of the Company;

(7)	sale, under any title, of the rights arising from intellectual property, such as inventions, trademarks or patents;

(8)	the hiring of any employees with an individual and monthly salary equal to or greater than the equivalent in Brazilian national currency of fifteen thousand Euros (€15,000.00);

(9)	the opening of any account with a bank on behalf of the Company;
Sole Paragraph
The quotaholders’ prior written consent for the performance of the acts set forth above by the Managers may be given by means of letter or fax.

CLAUSE 10 — QUOTAHOLDERS’ MEETINGS
Corporate decisions shall be taken by the quotaholder who holds the majority of the capital stock.
Sole Paragraph
Any modifications to the Articles of Association, including the exclusion of quotaholders or the transformation of the Company into a corporation, shall be valid and existing even when signed solely by the quotaholder who holds the majority of the capital stock.
CLAUSE 11 — WITHDRAWAL OF QUOTAHOLDERS
The Company shall not be dissolved in the event of exclusion, bankruptcy, liquidation, insolvency or withdrawal of any of the quotaholders, but rather, it shall continue its activities with the remaining quotaholder, who shall be responsible for appointing, within thirty (30) days counted from the date of the event, a third party so as to carry out the corporate activities.
Sole Paragraph
The amount of the assets due to the excluded, insolvent, bankrupt or dissenting quotaholder shall be verified based upon the net worth of the Company, pursuant to the last balance sheet drawn up by the Company. Such payment shall be made in twelve (12) equal and successive monthly installments, with no interests.
CLAUSE 12 — FISCAL YEAR
The fiscal year shall begin on January 1st and end on December 31 of each year. Within the first three (3) months of the fiscal year, the balance sheets and financial statements shall be drawn up, as provided by law. Each quotaholder shall receive one copy of the balance sheet and financial statements.

First Paragraph
The quotaholders representing the majority of the capital stock shall decide upon the distribution of the Company’s profits.
Second Paragraph
The Company may draw up intermediary balance sheets whenever deemed necessary and distribute intermediary profits, pursuant to the applicable legal provisions.
CLAUSE 13 — LIQUIDATION
The Company shall be liquidated whenever decided by the quotaholders representing the majority of the capital stock or in the events provided by law. Quotaholders representing the majority of the capital stock shall appoint the liquidator.
The parties execute the present instrument in three (3) counterparts of equal content and form, before of two (2) undersigned witnesses.
São Paulo, August 1, 2011.

SIG AUSTRIA HOLDING GMBH	SIG COMBIBLOC S.A.
By: Edimara Iansen Wieczorek	By: Edimara Iansen Wieczorek

Manager:	Signature of the Lawyer:

LUTZ KNUT BRAUNE	DANIEL CARAMASCHI
RNE No. V727783-5 DPF	OAB/SP No. 187.003
CPF/MF No. 011.927.199-05
Appointed Lawyer
/s/ Darcy Bet

Dr. Darcy Bet

OAB/SP: 119.864
Witnesses:

1.	2.
Name: Marco Favini	Name: Luciano Burti Maldonado
ID: 33.255.860-5 SSP/SP	ID: 28.901.270-3 SSP/SP
CPF: 279.197.878-07	CPF: 216.899.848-56